Exhibit 99.1

ThermoGenesis Holdings Announces Financial Results for the Third Quarter Ended

September 30, 2022 and Provides Corporate Update

Conference Call to be Held Today at 1:30 p.m. PT/4:30 p.m. ET

RANCHO CORDOVA, Calif., November 10, 2022 -- ThermoGenesis Holdings, Inc. (Nasdaq: THMO), a market leader in automated cell processing tools and services in the cell and gene therapy field, today reported financial and operating results for the third quarter ended September 30, 2022 and provided a corporate strategic update.

“As more regenerative medicine treatments, such as CAR-T cell therapies, receive regulatory approval, the demand for manufacturing of these complex, lifesaving therapies continues to grow. This is true, both domestically and internationally, as only a small fraction of such drugs, whether for clinical trial or commercial use, are manufactured in-house. Given the increasing focus on this space, the limited number of good manufacturing practice (cGMP) facilities, serious technological inefficiencies, and high costs, coupled with severely limited global capacity, partnerships with CDMOs are on the rise,” stated Chris Xu, Ph.D., Chief Executive Officer of ThermoGenesis.

“During the third quarter, we continued to make significant progress towards launching our TG Biosynthesis division, with the goal of creating a 35,745 square foot, state-of-the-art, cGMP compliant CDMO facility to support the industry’s growing manufacturing requirements. As previously reported, we plan to leverage our proprietary high efficiency, semi-automated CAR-TXpress™ platform, which we believe is capable of meaningfully reducing processing time, improving cell recovery, and potentially cutting the manufacturing costs associated with CAR-T and other cell and gene therapies. We recently raised approximately $2.0 million in a public offering and continue to work on this exciting transformation of the Company,” continued Dr. Xu.

Financial Results for the Quarter Ended September 30, 2022

Net revenues. Net revenues for the quarter ended September 30, 2022, were $2.1 million, compared to $3.2 million for the quarter ended September 30, 2021, a decrease of approximately $1.0 million or 33%. The reduction in revenues was due to $1.2 million in lower sales for AXP driven by approximately $1.3 million less AXP disposable sales to our distributors in China.

Gross profit. Gross profit for the quarter ended September 30, 2022 was $0.4 million, or 21% of net revenue, compared to $1.1 million, or 35% of net revenue for the third quarter ended September 30, 2021, a decrease of $0.7 million. The decrease was driven by a decline in revenues, higher costs from our AXP disposable contract manufacturer, and increased overhead charges.

Selling, general and administrative expenses. Selling, general and administrative expenses were $2.0 million for the quarter ended September 30, 2022, as compared to $1.7 million for the quarter ended September 30, 2021, an increase of $0.3 million or 18%. The increase was driven by rent expense for the new CDMO facility leased by the Company beginning in April 2022.

Research and development expenses. Research and development expenses were $470,000 for the three months ended September 30, 2022, compared to $543,000 for the three months ended September 30, 2021, a decrease of $73,000 or 13%. The decrease was driven primarily by lower salaries and benefits.

Interest expense. Interest expense for the quarter ended September 30, 2022, was $1.4 million compared to $1.5 million for the quarter ended September 30, 2021, a decrease of $0.1 million or 9%. The decrease was due to less amortization of debt discount from the adoption of ASU 2020-06 and lower interest expense due to the portion of the Boyalife note payable that was converted in June 2022. This was offset by the triggering events that occurred in 2022 relating to the Boyalife note payable.

Net loss. For the quarter ended September 30, 2022, the Company reported a comprehensive loss attributable to common stockholders of $3.2 million, or ($0.10) per share, based on approximately 31.3 million weighted average basic and diluted common shares outstanding. This compares to a comprehensive net loss of $1.8 million, or ($0.15) per share, based on approximately 11.9 million weighted average basic and diluted common shares outstanding for the quarter ended September 30, 2021.

Liquidity and capital resources. At September 30, 2022, the Company had cash and cash equivalents totaling $3.9 million, compared with $7.3 million at December 31, 2021. Working capital was $0.5 million at September 30, 2022, as compared to $8.6 million at December 31, 2021.

Conference Call and Webcast Information

ThermoGenesis will host a conference call today at 1:30 p.m. PT/4:30 p.m. ET. To participate in the conference call, please dial 1-844-889-4331 (domestic), 1-412-380-7406 (international) or 1-866-605-3852 (Canada). To access a live webcast of the call, please visit: https://thermogenesis.com/investors/news-and-events/events-webcasts.

A webcast replay will also be available on ThermoGenesis’ website for three months. To access the replay, please visit: https://thermogenesis.com/investors/news-and-events/events-webcasts.

About ThermoGenesis Holdings, Inc.

ThermoGenesis Holdings, Inc. develops, commercializes, and markets a range of automated technologies for CAR-T and other cell-based therapies. The Company currently markets a full suite of solutions for automated clinical biobanking, point-of-care applications, and automation for immuno-oncology, including its semi-automated, functionally closed CAR-TXpress™ platform, which streamlines the manufacturing process for the emerging CAR-T immunotherapy market. For more information about ThermoGenesis, please visit: www.thermogenesis.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained herein. When used in this press release, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company, or its management are intended to identify such forward-looking statements. Actual results, performance or achievements could differ materially from the results expressed in or implied by these forward-looking statements. Readers should be aware of important factors that, in some cases, have affected, and in the future could affect, actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. These factors include without limitation, the ability to obtain capital and other financing in the amounts and at the times needed to launch new products, market acceptance of new products, the nature and timing of regulatory approvals for both new products and existing products for which the Company proposes new claims, realization of forecasted revenues, expenses and income, initiatives by competitors, price pressures, failure to meet FDA regulated requirements governing the Company’s products and operations (including the potential for product recalls associated with such regulations), risks associated with initiating manufacturing for new products, failure to meet Foreign Corrupt Practice Act regulations, legal proceedings, risks associated with expanding into the Company’s planned CDMO business, uncertainty associated with the COVID-19 pandemic, and other risk factors listed from time to time in our reports with the Securities and Exchange Commission (“SEC”), including, in particular, those set forth in ThermoGenesis Holdings’ Form 10-K for the year ended December 31, 2021.

Company Contact:
Wendy Samford
916-858-5191
ir@thermogenesis.com

Investor Contact:
Paula Schwartz, Rx Communications
917-322-2216
pschwartz@rxir.com

Financials

ThermoGenesis Holdings, Inc.

Condensed Consolidated Balance Sheets

	September 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,903,000	$7,280,000
Accounts receivable, net	2,056,000	733,000
Inventories	4,912,000	5,373,000
Prepaid expenses and other current assets	612,000	1,578,000
Total current assets	11,483,000	14,964,000

Inventories non-current, net	930,000	1,709,000
Equipment and leasehold improvements, net	1,271,000	1,261,000
Right-of-use operating lease assets, net	426,000	571,000
Right-of-use operating lease assets – related party, net	3,653,000	--
Goodwill	781,000	781,000
Other intangible assets, net	1,294,000	1,318,000
Other assets	255,000	48,000
Total assets	$20,093,000	$20,652,000

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,007,000	$1,280,000
Other current liabilities	9,961,000	5,068,000
Total current liabilities	10,968,000	6,348,000

Long-term liabilities	4,859,000	10,907,000

ThermoGenesis Holdings, Inc. stockholders' equity	5,099,000	3,828,000

Noncontrolling interests	(833,000)	(431,000)
Total liabilities and equity	$20,093,000	$20,652,000

ThermoGenesis Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30
	2022	2021	2022	2021
Net revenues	$2,115,000	$3,158,000	$7,807,000	$6,876,000
Cost of revenues	1,678,000	2,043,000	5,491,000	4,067,000

Gross profit	437,000	1,115,000	2,316,000	2,809,000

Expenses:
Selling, general and administrative	1,982,000	1,677,000	5,665,000	7,171,000
Research and development	470,000	543,000	1,317,000	1,544,000

Total operating expenses	2,452,000	2,220,000	6,982,000	8,715,000

Loss from operations	(2,015,000)	(1,105,000)	(4,666,000)	(5,906,000)

Other expenses

Interest expense	(1,391,000)	(1,530,000)	(3,572,000)	(4,573,000)
Other income (expense)	3,000	843,000	(1,000)	833,000
Gain on extinguishment of debt	--	--	--	652,000
Total other expense	(1,388,000)	(687,000)	(3,573,000)	(3,088,000)

Net loss	(3,403,000)	(1,792,000)	(8,239,000)	(8,994,000)

Loss attributable to noncontrolling interests	(163,000)	(18,000)	(402,000)	(269,000)
Net loss attributable to common stockholders	$(3,240,000)	$(1,774,000)	$(7,837,000)	$(8,725,000)

ThermoGenesis Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net cash used in operating activities	$(6,101,000)	$(6,294,000)

Cash flows from investing activities:
Capital expenditures	(308,000)	(64,000)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of expenses	3,037,000	6,832,000

Effects of foreign currency rate changes on cash and cash equivalents	(5,000)	(1,000)
Net increase (decrease) in cash, cash equivalents and restricted cash	(3,377,000)	473,000

Cash, cash equivalents and restricted cash at beginning of period	7,280,000	7,161,000
Cash, cash equivalents and restricted cash at end of period	$3,903,000	$7,634,000